EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz
Executive Vice President
Shared Services
(203) 849-7938

FD
Investors: Eric Boyriven / Alexandra Tramont
(212) 850-5600

Linden Alschuler & Kaplan, Inc.
Media: Suzanne Dawson / Cecile Fradkin
(212) 575-4545

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2010 RESULTS
- Revenues of $1.21 Billion -
- Operating Income of $42.3 Million -
- Backlog Improved 4.6% Over Year End -

NORWALK, CONNECTICUT, April 29, 2010 – EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2010.

For the 2010 first quarter, the Company reported net income of $21.8 million, or $0.32 per diluted share, compared to net income of $36.8 million, or $0.55 per diluted share, in the first quarter of 2009. In the 2010 first quarter, revenues were $1.21 billion, compared to $1.39 billion in the first quarter of 2009.

Operating income in the 2010 first quarter was $42.3 million, compared to operating income of $64.3 million in the same quarter a year ago. As a percentage of revenues, operating income in the first quarter of 2010 was 3.5%, compared with 4.6% in the 2009 first quarter. Selling, general and administrative expenses (SG&A) decreased $5.0 million to $122.8 million, or 10.1% of revenues, in the first quarter of 2010, compared to $127.8 million, or 9.2% of revenues, in the comparable prior year period.

Net interest expense for the first quarter of 2010 was $2.4 million, compared with $0.3 million in the comparable prior year period, and reflected the inclusion of expenses attributable to the acceleration of expense for debt issuance costs associated with the repayment and termination of a term loan and revolving credit facility. As previously announced, the Company closed on a new, $550 million revolving credit facility during the quarter that replaced the Company’s former $375 million facility.

Inclusive of discrete items, the actual income tax rate for the three months ended March 31, 2010 was 44.5%, compared to an income tax rate of 42.1% in the first quarter of 2009. For the 2010 full-year period, the Company anticipates an income tax rate of 39%.

EMCOR Reports First Quarter Results	Page 2

Contract backlog as of March 31, 2010 was $3.29 billion, compared to contract backlog of $3.67 billion as of March 31, 2009 and $3.15 billion as of December 31, 2009. The $140 million sequential backlog improvement was principally attributable to increased contract awards in the commercial, healthcare, industrial and institutional sectors.

Frank T. MacInnis, Chairman and CEO of EMCOR Group, commented, “I am pleased with the direction and performance of our business in the first quarter of 2010, even though revenues and earnings declined compared to our record first quarter a year ago. Despite an environment that continues to be challenging, our businesses performed well and, thanks to our continued cost and capital management discipline, we generated solid profitability at a challenging point in the business cycle.”

Mr. MacInnis continued, “We are encouraged by the trends in our contract backlog in the first quarter. We saw sequential improvements in all of our markets, with the exception of the depressed hospitality and gaming construction market. We are particularly pleased to see improvements in our commercial and industrial backlog, each of which increased sequentially, as well as a substantial sequential increase in backlog in our facilities services business. We continue to benefit from our broad and diverse market exposure, and going forward we will remain focused on obtaining an optimal balance of work that affords both revenue stability and attractive growth opportunities.”

Mr. MacInnis concluded, “The 2010 first quarter provides a foundation upon which to build for the rest of the year, as the initiatives we have undertaken throughout the economic downturn have positioned us to capitalize on opportunities in our end markets. We are encouraged by the improvement in our backlog as our customers are slowly beginning to spend again. While these trends are encouraging, we will continue to manage our business for operational efficiency and will adhere to the same fiscal discipline that has served us so well in the past. We have successfully managed our expenses to levels that we are comfortable will support our growth going forward without significant additional cost increases, and, with the recently completed refinancing of our revolving credit facility, we have the liquidity to take advantage of strategic opportunities in the marketplace.”

The Company noted that, based on the current size and mix of its contract backlog and assuming a continuation of existing market conditions, it continues to expect to generate revenues in 2010 of approximately $5 billion and diluted earnings per share for 2010 of $1.45 to $1.85.

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s first quarter conference call will be available live via internet broadcast today, Thursday, April 29, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

EMCOR Reports First Quarter Results	Page 3

          This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2009 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2010, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)
	For the Three Months Ended
	March 31,
	2010	2009

Revenues	$1,212,212	$1,394,636
Cost of sales	1,047,096	1,201,477
Gross profit	165,116	193,159
Selling, general and administrative expenses	122,797	127,795
Restructuring expenses	—	1,060

Operating income	42,319	64,304
Interest expense, net	2,391	251

Income before income taxes	39,928	64,053
Income tax provision	17,511	26,682

Net income including noncontrolling interests	22,417	37,371
Less: Net income attributable to noncontrolling interests	600	603

Net income attributable to EMCOR Group, Inc.	$21,817	$36,768

Basic earnings per common share:
Net income attributable to EMCOR Group, Inc. common stockholders	$0.33	$0.56

Diluted earnings per common share:
Net income attributable to EMCOR Group, Inc. common stockholders	$0.32	$0.55

Weighted average shares of common stock outstanding:
Basic	66,316,105	65,860,938
Diluted	67,898,224	67,022,957

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$600,561	$726,975
Accounts receivable, net	1,043,570	1,057,171
Costs and estimated earnings in excess of billings on uncompleted contracts	94,343	90,049
Inventories	32,816	34,468
Prepaid expenses and other	68,369	68,702
Total current assets	1,839,659	1,977,365

Investments, notes and other long-term receivables	5,550	19,287
Property, plant & equipment, net	89,793	92,057
Goodwill	594,426	593,628
Identifiable intangible assets, net	270,315	264,522
Other assets	39,271	35,035
Total assets	$2,839,014	$2,981,894

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under working capital credit line	$—	$—
Current maturities of long-term debt and capital lease obligations	376	45,100
Accounts payable	341,666	379,764
Billings in excess of costs and estimated earnings on uncompleted contracts	522,515	526,241
Accrued payroll and benefits	147,659	215,967
Other accrued expenses and liabilities	145,407	167,533
Total current liabilities	1,157,623	1,334,605

Borrowings under working capital credit line	150,000	—
Long-term debt and capital lease obligations	157	150,251
Other long-term obligations	278,802	270,572
Total liabilities	1,586,582	1,755,428
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,243,737	1,218,071
Noncontrolling interests	8,695	8,395
Total equity	1,252,432	1,226,466
Total liabilities and equity	$2,839,014	$2,981,894